AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 2000
                                                 REGISTRATION STATEMENT NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          FIRST CONSULTING GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                         95-3539020
    (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                        111 W. OCEAN BOULEVARD, 4TH FLOOR
                          LONG BEACH, CALIFORNIA 90802
                                 (562) 624-5200

             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                       OF PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT R. HOLMEN
                       VICE PRESIDENT & GENERAL COUNSEL
                         FIRST CONSULTING GROUP, INC.
                       111 W. OCEAN BOULEVARD, 4TH FLOOR
                         LONG BEACH, CALIFORNIA 90802
                                (562) 624-5200

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                            OF AGENT FOR SERVICE)

                                   COPY TO:
                                CHARLES K. RUCK
                               LATHAM & WATKINS
                       650 TOWN CENTER DRIVE, 20TH FLOOR
                       COSTA MESA, CALIFORNIA 92626-1925
                                (714) 540-1235

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


============================================================================================================================
                                                                      PROPOSED            PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF EACH CLASS OF                AMOUNT TO          MAXIMUM OFFERING       AGGREGATE OFFERING     REGISTRATION
      SECURITIES TO BE REGISTERED           BE REGISTERED(1)     PRICE PER SHARE(2)           PRICE(2)              FEE
      ---------------------------           ----------------     ------------------      ------------------     ------------
Common Stock, par value $.001 per
share (including the associated
Preferred Share Purchase Rights)            222,222 shares             $4.34                $964,443.48           $254.61
============================================================================================================================

(1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this registration statement, include, pursuant to Rule 416 under the Securities Act, such additional number of shares of the registrant's common stock as may be issuable as a result of any stock splits, stock dividends or similar events.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the registrant's common stock as reported on the Nasdaq National Market on December 13, 2000.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTIVE IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                 SUBJECT TO COMPLETION, DATED DECEMBER 15, 2000


PROSPECTUS


                          FIRST CONSULTING GROUP, INC.

                         222,222 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

         In connection with the acquisition of all of the assets of the web services business of Doghouse Productions LLC, on May 23, 2000 we issued 222,222 shares of our common stock to Doghouse Productions. Subsequently, Doghouse Productions distributed those shares to its members. This prospectus may be used by the members of Doghouse Productions, or their respective pledgees, donees, transferees or other successors in interest, to resell the common stock received in connection with the Doghouse Productions acquisition transaction.

         Our common stock is traded on the Nasdaq National Market under the symbol "FCGI". On December 13, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $4.25 per share.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may sell all or a portion of the shares from time to time on one or more stock exchanges, in the over the counter marker or otherwise, at prices and at terms then prevailing or at prices related to the current market price, or in negotiated transactions.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                        ----------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is ______, 2000.

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

PROSPECTUS SUMMARY                                                        4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS                      4

RISK FACTORS                                                              4

INCORPORATION BY REFERENCE                                               13

USE OF PROCEEDS                                                          13

PRICE RANGE OF COMMON STOCK AND DIVIDENDS                                14

DESCRIPTION OF CAPITAL STOCK                                             15

SELLING STOCKHOLDERS                                                     18

PLAN OF DISTRIBUTION                                                     19

LEGAL MATTERS                                                            20

EXPERTS                                                                  21

HOW TO OBTAIN MORE INFORMATION                                           21

                               PROSPECTUS SUMMARY

FIRST CONSULTING GROUP, INC.

         We provide information-based consulting, integration and management services for the healthcare, pharmaceutical, and life sciences industries in North America and Europe. Our services are designed to increase our clients' operations effectiveness through reduced cost, improved customer service, enhanced quality of patient care and more rapid introduction of new pharmaceutical compounds.

ACQUISITION OF DOGHOUSE PRODUCTIONS

         On May 23, 2000, we completed the acquisition of all of the assets of the web development and design services business of Doghouse Productions LLC, a web development and design agency. The purchase price was approximately Four Million Dollars ($4,000,000). The closing payment was made by delivery of Two Million Dollars ($2,000,000) in cash and 222,222 shares of our common stock to Doghouse Productions.

         Under a Registration Rights Agreement dated as of May 23, 2000, between Doghouse Productions and us, we have agreed to register the resale of shares of our common stock issued at the closing of the Doghouse Productions acquisition transaction. All of the shares of our common stock that are registered on this registration statement were issued in connection with the Doghouse Productions acquisition.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains statements relating to our future results. These statements include certain projections and business trends which are "forward looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as of the date of this prospectus. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially, as discussed in the risk factors contained herein and in the documents we incorporate by reference. These statements appear in the sections of our Securities and Exchange Commission documents filed with the Securities and Exchange Commission captioned "Business," "Risk Factors," and "Management's Discussion and Analysis."

                                  RISK FACTORS

         OUR BUSINESS FACES SIGNIFICANT RISKS. THE RISKS DESCRIBED BELOW MAY NOT BE THE ONLY RISKS WE FACE. ADDITIONAL RISKS THAT WE DO NOT YET KNOW OF OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE EVENTS OR CIRCUMSTANCES DESCRIBED IN THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED AND THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE. YOU SHOULD CAREFULLY CONSIDER AND EVALUATE ALL OF THE INFORMATION IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS LISTED BELOW.

THERE ARE VARIOUS FACTORS WHICH MAY CAUSE OUR NET REVENUES, OPERATING RESULTS AND CASH FLOWS TO FLUCTUATE.

Our net revenue, operating results and cash flows may fluctuate significantly because of a number of factors, many of which are outside our control. These factors may include:

     -    Losing one or more significant clients

     - Fluctuations in market demand for our services, consultant hiring and utilization

     -    Delays in securing and completing client engagements

     -    Timing and collection of payments and new client engagements

     -    Increased competition and pricing pressures

     -    Losing key personnel and other employees

     - Changes in our, and our competitor's, business strategy, pricing and billing policies

     -    Timing of certain general and administrative expenses

     - Consummating an acquisition and the costs of integrating acquired operations

     -    Variability in the number of billable days in each quarter

     - Availability of foreign net operating losses and other credits against our earnings

     -    International currency fluctuations

A substantial portion of our expenses, particularly personnel and related costs, depreciation, office rent and occupancy costs, are relatively fixed. One or more of the foregoing factors may cause our operating expenses to be relatively high during any given period. In addition, we bill certain of our services on a fixed-price basis, and any assignment delays or expenditures of time beyond that projected for the assignment could result in write-offs of client billings. Significant write-offs could materially adversely effect our business, financial condition and results of operations. Based on the preceding factors, we may experience a shortfall in revenue or earnings or otherwise fail to meet public market expectations, which could materially adversely effect our business, financial condition and the market price of our common stock.

In particular, for the fiscal quarters ended December 31, 1999, March 31, 2000, June 30, 2000 and September 30, 2000, we reported net losses (including non-recurring items) of $354,000, $1,707,000, $3,864,000 and $6,178,000, respectively. We cannot assure you that we will return to profitability in the future, which could materially adversely affect our business, financial condition and the market price of our common stock.

THE LENGTH OF TIME REQUIRED TO ENGAGE A CLIENT AND TO COMPLETE AN ASSIGNMENT MAY BE UNPREDICTABLE AND COULD NEGATIVELY IMPACT OUR NET REVENUES AND OPERATING RESULTS.

The timing of client engagements and service fulfillment is not predictable with any degree of accuracy. Prior engagement cycles are not necessarily an indication of the timing of future client engagements or revenues.

Prior to client engagements, we typically spend a substantial amount of time and resources

     -    identifying strategic or business issues facing the client,

     -    defining engagement objectives,

     -    gathering information,

     -    preparing proposals and

     -    negotiating contracts.

We may be required to hire new consultants before securing a client engagement. Clients may defer committing to new assignments for any length of time and for any reason. Such deferrals could require us to maintain a significant number of under-utilized consultants during any given period. In addition, failing to procure an engagement after spending such time and resources could materially adversely effect our business, financial condition and results of operations.

In particular, the outsourcing business which we conduct through our subsidiary, FCG Management Services, has very long lead times, requiring us to spend a substantial amount of time and resources in attempting to secure an outsourcing engagement. We cannot predict whether the investment of time and resources will result in a new outsourcing engagement or, if the engagement is secured, that the engagement will be on terms favorable to us.

The length of time required to complete an assignment often depends on factors outside our control, including:

     -    Existing information systems at the client site;

     - Changes or the anticipation of changes in the regulatory environment affecting healthcare and pharmaceutical organizations;

     -    Changes in the management or ownership of the client;

     -    Budgetary cycles and constraints;

     -    Availability of personnel and other resources; and

     -    Consolidation in the healthcare and pharmaceutical industries.

IF WE ARE UNABLE TO GENERATE ADDITIONAL REVENUE FROM OUR EXISTING CLIENTS, OUR BUSINESS MAY BE NEGATIVELY AFFECTED.

Our success depends on obtaining additional engagements from our existing clients. A substantial portion of our revenue is derived from services provided to our existing clients. The loss of a small number of clients may result in a material decline in revenues and cause us to fail to meet public market expectations of our financial performance and operating results. If we materially fail to generate additional revenues from our existing clients it may materially adversely effect our business, financial condition and results of operations.

IF WE FAIL TO MEET CLIENT EXPECTATIONS IN THE PERFORMANCE OF OUR SERVICES, OUR BUSINESS COULD SUFFER.

Our services often involve complex information systems and software, which are critical to the clients' operations. Our failure to meet client expectations in the performance of our services, including the quality, cost and timeliness of our services, may damage our reputation in the healthcare and pharmaceutical industries and adversely affect our ability to attract and retain clients. If a client is not satisfied with our services, we will generally spend additional human and other resources at our own expense to ensure client satisfaction. Such expenditures will typically result in a lower margin on such engagements and could materially adversely effect our business, financial condition and results of operations.

In the course of providing our services, we will often recommend the use of other software and hardware products. These products may not perform as expected or contain defects. If this occurs, our reputation could be damaged and we could be subject to liability. We attempt contractually to limit our exposure to potential liability claims. Such limitations may not be effective. A successful liability claim brought against us may adversely affect our reputation in the healthcare and pharmaceutical industries and could have a material adverse effect on our business, financial condition and results of operations. Although we maintain liability insurance, such insurance may not provide adequate coverage for successful claims against us.

OUR OUTSOURCING ACTIVITIES ENTAIL SIGNIFICANT ENGAGEMENTS IN WHICH WE WILL COMMIT TO SPECIFIC SERVICE LEVEL AGREEMENTS THAT DEFINE OUR RESPONSIBILITIES OVER THE CONTRACTED PERIOD.

Any failure on the part of us to meet contracted service levels may result in financial penalty or default of the contract, and may have a material adverse effect on us. Our outsourcing engagements are typically performed on a fixed price basis where we hire part or all of a client's information technology personnel. We cannot assure you that we will be able to retain these individuals, and effectively hire additional personnel as needed to meet the obligations of our contract. Our ability to achieve profitability in our outsourcing activities is dependent upon the accuracy of our forecasting and our ability to deliver the contracted scope of services within the constraints of the fixed price contract. Any failure by us in these areas may have a material adverse effect on the profitability of our outsourcing business.

In addition, our outsourcing agreements require that we invest significant amounts of time and resources in order to win the engagement, transition the client's information technology department to our management and complete the initial transformation of our client's information technology functioning to meet agreed-upon service levels. Often, we recover this investment through payments over the life of the outsourcing agreement. If we are unable to achieve agreed-upon service levels or otherwise breach the terms of our outsourcing agreements, the clients may have rights to terminate the agreements and we may be unable to recover our investments. In the case of our outsourcing agreement with the New York & Presbyterian Hospital, this investment amounts to almost $10 million, which we will recover over the seven-year term of that agreement. Any failure by us to recover these investments may have a material adverse effect on our financial condition, results of operations and price of our common stock.

WE MAY BE UNABLE TO ATTRACT AND RETAIN A SUFFICIENT NUMBER OF QUALIFIED
EMPLOYEES.

Our business is labor-intensive and requires highly skilled employees. Most of our consultants possess extensive expertise in healthcare, insurance, pharmaceutical, information technology and consulting fields. To serve a growing client base, we must continue to recruit and retain qualified personnel with expertise in each of these areas. Competition for such personnel is intense. We compete for such personnel with management consulting firms, healthcare and pharmaceutical organizations, software firms and other businesses. Many of these entities have substantially greater financial and other resources than we do or can offer more attractive compensation packages to candidates, including salary, bonuses, stock and stock options. We may not be able to recruit and retain a sufficient number of qualified personnel to serve existing and new clients. If we fail to recruit and retain a sufficient number of qualified personnel, our ability to expand our client base or services could be impaired and our business, financial condition and results of operations could be adversely effected.

THE LOSS OF OUR VICE PRESIDENTS AND EXECUTIVE OFFICERS COULD NEGATIVELY
AFFECT US.

Our performance depends on the continued service of our vice presidents, executive officers and senior managers. In particular, we depend on such persons to secure new clients and engagements and to manage our business and affairs. The loss of such persons could result in disruption of our business and stock price volatility and could have a material adverse effect on our business, financial condition and results of operations. We have not entered into long-term employment contracts with any of our employees and do not maintain key employee life insurance.

CONTINUED OR INCREASED EMPLOYEE TURNOVER COULD NEGATIVELY AFFECT OUR BUSINESS.

We have experienced employee turnover as a result of:

     -    dependence on lateral hiring of consultants,

     -    travel demands imposed on our consultants,

     -    loss of employees to competitors and clients, and

     -    the growth in the number of internet-related companies.

Continued or increased employee turnover could materially adversely affect our business, financial condition and results of operations. In addition, many of our consultants develop strong business relationships with our clients. We depend on these relationships to generate additional assignments and engagements. The loss of a substantial number of consultants could erode our client base and decrease our revenue.

IF WE ARE UNABLE TO MANAGE OUR GROWTH, OUR BUSINESS MAY BE NEGATIVELY
IMPACTED.

Our business has grown rapidly in recent years. This growth has placed new and increased demands on our vice presidents and other management personnel. This growth has also placed significant and increasing demands on our financial, technical and operational resources and on our information systems. To manage any future growth, we must (1) extend our financial reporting and information management systems to a growing number of offices and employees, and (2) develop and implement new procedures and controls to accommodate new operations, services and clients. Increasing operational and administrative demands may make it difficult for our vice presidents to engage in business development activities. Adding a significant number of new employees and offices may also impair our ability to maintain our service delivery standards and corporate culture. In addition, we have in the past changed, and may in the future change, our organizational structure and business strategy. Such changes may result in operational inefficiencies and delays in delivering our services. Such changes could also cause a disruption in our business and could have a material adverse effect on our business, financial condition and results of operations. If we fail to effectively manage our growth, our business, financial condition and results of operations could be adversely affected.

WE COULD BE NEGATIVELY IMPACTED IF WE FAIL TO SUCCESSFULLY INTEGRATE THE BUSINESSES WE ACQUIRE.

We intend to grow, in part, by acquiring complementary professional practices within the healthcare and pharmaceutical industries. In 1998, we completed three acquisitions; in 1999, we completed two more acquisitions; and through July 31, 2000 we have completed one additional acquisition. Integrating acquired operations is a complex, time-consuming and expensive process. All acquisitions involve risks that could materially and adversely effect our business and operating results. These risks include

     -    distracting management from our business,

     -    losing key personnel and other employees,

     -    losing clients,

     - costs, delays and inefficiencies associated with integrating acquired operations and personnel, and

     -    amortizing the cost of acquired assets and goodwill.

Acquired businesses may not enhance our services, provide us with increased client opportunities or result in growth. Combining acquired operations with us may result in lower overall operating margins, greater stock price volatility and quarterly earnings fluctuations. Cultural incompatibilities, career uncertainties and other factors associated with such acquisitions may result in the loss of employees and clients. Failing to acquire and successfully integrate complementary practices could materially adversely effect our business, financial condition and results of operations.

OUR INTERNATIONAL OPERATIONS CREATE SPECIALIZED RISKS THAT CAN NEGATIVELY AFFECT US.

We provide our services to international clients. Expanding into international markets will require us to

     - spend a significant amount of management, human and financial resources,

     -    hire additional personnel, and

     -    establish international offices.

We may be unable to recruit and retain a sufficient number of qualified consultants in each country in which we intend to conduct our business. If we fail to recruit and retain qualified employees, our ability to expand internationally may be impaired and our business, financial condition and results of operations could be adversely effected. Our international operations are subject to a variety of risks, including:

     -    Difficulties in creating international market demand for our services;

     - Difficulties and costs of tailoring our services to each individual country's healthcare and pharmaceutical market needs;

     -    Unfavorable pricing and price competition;

     -    Currency fluctuations;

     - Longer payment cycles in some countries and difficulties in collecting international accounts receivables;

     - Difficulties in enforcing contractual obligations and intellectual property rights;

     -    Adverse tax consequences;

     - Increased costs associated with maintaining international marketing efforts and offices;

     -    Adverse changes in regulatory requirements; and

     -    Economic instability.

We have been performing services in Europe for international clients for three years, and we have not yet been profitable in providing those services. We have recently announced that we will cease performing healthcare consulting services in Europe, although we will continue to provide our services in Europe to our pharmaceutical clients. We cannot assure you that we will be able to achieve profitability in our European pharmaceutical services, which may materially adversely effect our financial condition, results of operations and price for our common stock.

Any one or all of these factors may cause increased operating costs, lower than anticipated financial performance and may materially adversely effect our business, financial condition and results of operations.

IF WE DO NOT COMPETE EFFECTIVELY IN THE HEALTHCARE AND PHARMACEUTICAL INFORMATION SERVICES INDUSTRIES, THEN OUR BUSINESS MAY BE NEGATIVELY IMPACTED.

The market for healthcare and pharmaceutical information technology consulting is very competitive. We have competitors that provide some or all of the services we provide. In strategic consulting services, we compete with international consulting firms, regional and specialty consulting firms and the consulting groups of international accounting firms such as KPMG LLP, Ernst & Young LLP, Deloitte & Touche LLP, PricewaterhouseCoopers, LLP and Andersen Consulting.

In integration and co-management services, we compete with:

     - information system vendors such as HBO & Company, Inc., Shared Medical Systems Corporation and Integrated Systems Solution Corporation, a division of International Business Machines Corporation,

     -    service groups of computer equipment companies,

     - systems integration companies such as Electronic Data Systems Corporation, Perot Systems Corporation, CAP Gemini America, Inc. and Computer Sciences Corporation,

     -    clients' internal information management departments,

     - other healthcare consulting firms such as DAOU Systems Inc. and Superior Consultant Holdings Corporation and

     - other pharmaceutical consulting firms such as Andersen Consulting, Technology Solutions Corporation, Cap Gemini America, Computer Sciences Corporation's consulting division, and Cambridge Technology Partners, Inc.

In e-health and e-commerce related services, we compete with the traditional competitors outlined above, as well as newer Internet product and service companies such as Razorfish, Scient, TriZetto, and Viant.

Many of our competitors have significantly greater financial, human and marketing resources than us. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer demands, or to devote greater resources to the development, promotion, sale, and support of their products and services than we do. In addition, as healthcare organizations become larger and more complex, our larger competitors may be better able to serve the needs of such organizations. If we do not compete effectively with current and future competitors, we may be unable to secure new and renewed client engagements, or we may be required to reduce our rates in order to complete effectively. This could result in a reduction in our revenues, resulting in lower earnings or operating losses, and otherwise materially adversely effecting our business, financial condition and results of operations.

IF WE FAIL TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH VENDORS OF SOFTWARE AND HARDWARE PRODUCTS, IT COULD HAVE A NEGATIVE EFFECT ON OUR ABILITY TO SECURE ENGAGEMENTS.

We have a number of relationships with vendors. For example, we have established a non-exclusive partnership arrangement with Documentum, Inc. Documentum markets document management software applications largely to the pharmaceutical industry. We believe that our relationships with this vendor and others are important to our sales, marketing, and support activities. We often are engaged by vendors or their customers to implement or integrate vendor products based on our relationship with that vendor. If we fail to maintain our relationships with Documentum and other vendors or fails to establish additional new relationships, our business could be materially adversely effected.

OUR RELATIONSHIPS WITH AND INVESTMENTS IN VENDORS OF SOFTWARE AND HARDWARE PRODUCTS COULD HAVE A NEGATIVE IMPACT ON OUR ABILITY TO SECURE CONSULTING ENGAGEMENTS.

Our growing number of relationships with software and hardware vendors could result in clients perceiving that we are not independent from those software and hardware vendors. Our ability to secure assessment and other consulting engagements is often dependent, in part, on our being independent of software and hardware solutions that we may review, analyze or recommend to clients. If clients believe that we are not independent of those software and hardware vendors, clients may not engage us for certain consulting engagements relating to those vendors, which could materially adversely effect our business, financial condition and results of operations.

This is particularly true since we announced the formation of our First Ventures venture capital fund. First Ventures has made initial investments for us in software vendors such as Confer Software, Inc., Sentillion, Inc. and Rover Software, Inc. First Ventures will invest in other companies during 2000 and beyond. Any of First Ventures' investments may be in software or hardware vendors who sell and license products to healthcare, pharmaceutical and other companies that may be our clients. If clients believe that we are not independent of the companies that First Ventures invests in, clients may not engage us for certain consulting engagements relating to those companies, which could materially adversely effect our business, financial condition and results of operations.

WE MAY EXPERIENCE LOSSES IN OUR INVESTMENTS IN FIRST VENTURES.

We have committed up to $15 million to invest through First Ventures, our venture capital fund formed in 1999. First Ventures invests in early-stage companies with limited capitalization and no public market for their shares. Many of these companies have never earned profits or, in some cases, realized any revenues on sales of products or services. We are not assured that these companies will be successful or that we will earn any returns on our investments, and could suffer a loss of our entire investment in First Ventures. Even if the companies in which First Ventures invests are successful, we are not assured that it will be able to sell our shares in those companies or otherwise realize any value in the investments, or that any sale will be on terms favorable to First Ventures and us. If we experience investment losses in First Ventures, this could materially adversely effect our business, financial condition and results of operations.

IF WE FAIL TO KEEP PACE WITH REGULATORY AND TECHNOLOGICAL CHANGES OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

The healthcare and pharmaceutical industries are subject to regulatory and technological changes that may affect the procurement practices and operations of healthcare and pharmaceutical organizations. During the past several years, the healthcare and pharmaceutical industries have been subject to an increase in governmental regulation and reform proposals. These reforms could increase governmental involvement in the healthcare and pharmaceutical industries, lower reimbursement rates or otherwise change the operating environment of our clients. Healthcare and pharmaceutical organizations may react to these proposals by curtailing or deferring investments, including those for our services. We cannot predict with any certainty what impact, if any, such legislative reforms could have on our business.

Technological change in the network and application markets has created high demand for consulting, implementation and integration services. If the pace of technological change were to diminish, we could experience a decrease in demand for our services. Any material decrease in demand would materially adversely effect our business, financial condition and results of operations.

CHANGES IN THE HEALTHCARE AND PHARMACEUTICAL INDUSTRIES COULD NEGATIVELY IMPACT OUR REVENUES.

We derive a substantial portion of all of our revenue from clients in the healthcare industry. As a result, our business, financial condition and results of operations are influenced by conditions affecting this industry, particularly current trends towards consolidation among healthcare and pharmaceutical organizations. Such consolidation may reduce the number of existing and potential clients for our services. In addition, the resulting organizations could have greater bargaining power, which could erode the current pricing structure for our services. The reduction in the size of our target market or our failure to maintain our pricing strategies could have a material adverse effect on our business, financial condition and results of operations.

A substantial portion of our revenues has come from companies in the pharmaceutical business. Our revenues are, in part, linked to the pharmaceutical industry's research and development expenditures. Should any of the following events occur in the pharmaceutical industry, our business could be negatively affected in a material way:

     -    The industry's general economic environment changes adversely;

     -    Companies continue to consolidate; or

     - Research and development expenditures or pharmaceutical companies' expenditures on technology in general decrease.

A trend in the pharmaceutical industry is for companies to "outsource" either large information technology-dependent projects or their information systems staffing requirements. Outsourcing means that, rather than utilize its own employees, a company contracts with a third party to undertake an entire project or to provide technical personnel to augment its own staff. We benefit when pharmaceutical companies outsource to us, but may lose significant future business when pharmaceutical companies outsource to our competitors. If this outsourcing trend slows down or stops, or if pharmaceutical companies direct their business away from us, our financial condition and results of operations could be impacted in a materially adverse way.

WE MAY BE UNABLE TO EFFECTIVELY PROTECT OUR PROPRIETARY INFORMATION AND PROCEDURES.

We must protect our proprietary information, including our proprietary methodologies, research, tools, software code and other information. To do this, we rely on a combination of copyright and trade secret laws and confidentiality procedures to protect our intellectual property. These steps may not protect our proprietary information. In addition, the laws of certain countries do not protect or enforce proprietary rights to the same extent, as do the laws of the United States. We are currently providing our services to clients in international markets. Our proprietary information may not be protected to the same extent as provided under the laws of the United States, if at all. The unauthorized use of our intellectual property could have a material adverse effect on our business, financial condition or results of operations.

WE MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Our success depends, in part, on not infringing patents, copyrights and other intellectual property rights held by others. We do not know whether patents held or patent applications filed by third parties may force us to alter our methods of business and operation or require us to obtain licenses from third parties. If we attempt to obtain such licenses, we do not know whether we will be granted licenses or whether the terms of those licenses will be fair or acceptable to us. Third parties may assert infringement claims against us in the future. Such claims may result in protracted and costly litigation, penalties and fines, regardless of the merits of such claims.

OUR MANAGEMENT MAY BE ABLE TO EXERCISE CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.

Our current officers, directors, and others affiliates beneficially own approximately 50% of our outstanding shares of common stock. As a result, our existing management, if acting together, may be able to exercise control over or significantly influence matters requiring stockholder approval, including the election of directors, mergers, consolidations, sales of all or substantially all of our assets, issuance of additional shares of stock and approval of new stock and option plans.

THE PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY MARKET VOLATILITY.

The trading price of our common stock fluctuates significantly. Since our common stock began trading publicly, the reported sale price of our common stock on the Nasdaq National Market has been as high as $29.13 and as low as $4.06 per share. This price may be influenced by many factors, including:

     -    our performance and prospects;

     -    the depth and liquidity of the market for our common stock;

     -    investor perception of us and the industries in which we operate;

     -    changes in earnings estimates or buy/sell recommendations by analysts;

     -    general financial and other market conditions; and

     -    domestic and international economic conditions.


IN ADDITION, PUBLIC STOCK MARKETS HAVE EXPERIENCED, AND ARE CURRENTLY EXPERIENCING, EXTREME PRICE AND TRADING VOLUME VOLATILITY, PARTICULARLY IN HIGH TECHNOLOGY SECTORS OF THE MARKET. THIS VOLATILITY HAS SIGNIFICANTLY AFFECTED THE MARKET PRICES OF SECURITIES OF MANY COMPANIES FOR REASONS FREQUENTLY UNRELATED TO OR DISPROPORTIONATELY IMPACTED BY THE OPERATING PERFORMANCE OF THESE COMPANIES. THESE BROAD MARKET FLUCTUATIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. AS A RESULT, WE MAY BE UNABLE TO RAISE CAPITAL OR USE OUR STOCK TO ACQUIRE BUSINESSES ON ATTRACTIVE TERMS AND INVESTORS MAY BE UNABLE TO RESELL THEIR SHARES OF OUR COMMON STOCK AT OR ABOVE THEIR PURCHASE PRICE.

IF OUR STOCK PRICE IS VOLATILE, WE MAY BECOME SUBJECT TO SECURITIES LITIGATION WHICH IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES.

IF OUR STOCK PRICE EXPERIENCES PERIODS OF VOLATILITY, OUR SECURITY HOLDERS MAY INITIATE SECURITIES CLASS ACTION LITIGATION AGAINST US. IF WE BECOME INVOLVED IN THIS TYPE OF LITIGATION IT COULD BE VERY EXPENSIVE AND DIVERT OUR MANAGEMENT'S ATTENTION AND RESOURCES, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

OUR CHARTER DOCUMENTS, DELAWARE LAW AND STOCKHOLDERS RIGHTS PLAN WILL MAKE IT MORE DIFFICULT TO ACQUIRE US AND MAY DISCOURAGE TAKE-OVER ATTEMPTS AND THUS DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE UP TO 10,000,000 SHARES OF UNDESIGNATED PREFERRED STOCK, TO DETERMINE THE POWERS, PREFERENCES AND RIGHTS AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS GRANTED TO OR IMPOSED UPON ANY UNISSUED SERIES OF UNDESIGNATED PREFERRED STOCK AND TO FIX THE NUMBER OF SHARES CONSTITUTING ANY SERIES AND THE DESIGNATION OF SUCH SERIES, WITHOUT ANY FURTHER VOTE OR ACTION BY OUR STOCKHOLDERS. THE PREFERRED STOCK COULD BE ISSUED WITH VOTING, LIQUIDATION, DIVIDEND AND OTHER RIGHTS SUPERIOR TO THE RIGHTS OF OUR COMMON STOCK. FURTHERMORE, ANY PREFERRED STOCK MAY HAVE OTHER RIGHTS, INCLUDING ECONOMIC RIGHTS, SENIOR TO OUR COMMON STOCK, AND AS A RESULT, THE ISSUANCE OF ANY PREFERRED STOCK COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         In addition, our certificate of incorporation eliminates the right of stockholders to act without a meeting and does not provide cumulative voting for the election of directors. Our certificate of incorporation also provides for a classified board of directors. The ability of our Board of Directors to issue preferred stock and these other provisions of our certificate of incorporation and bylaws may have the effect of deterring hostile takeovers or delaying changes in control or management.

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of us, impede a merger, consolidation or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control. Any of these provisions which may have the effect of delaying or preventing a change in control could adversely effect the market value of our common stock.

         In 1999, our Board of Directors adopted a share purchase rights plan that is intended to protect our stockholders' interests in the event we are confronted with coercive takeover tactics. Pursuant to the stockholders rights plan, we distributed "rights" to purchase shares of a newly created series of preferred stock. Under some circumstances these rights become the rights to purchase shares of our common stock or securities of an acquiring entity at one-half the market value. The rights are not intended to prevent our takeover, rather they are designed to deal with the possibility of unilateral actions by hostile acquirers that could deprive our Board of Directors and stockholders of their ability to determine our destiny and obtain the highest price for our common stock.

                           INCORPORATION BY REFERENCE

         The SEC's rules allow us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those filings. This information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information. Any such information so modified or superseded will not constitute a part of this prospectus, except as so modified or superseded. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all of the shares of common stock offered by this prospectus:

          (a) Our Annual Report on Form 10-K for the year ended December 31, 1999 (including the portions of the Proxy Statement for our 2000 Annual Meeting of Stockholders that are incorporated therein by reference);

          (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

          (c) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

          (d) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

          (e)  Our Current Report on Form 8-K dated December 15, 2000; and

          (f) The description of our Common Stock contained in our Registration Statement on Form 8-A, filed January 22, 1998 under the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement herein or contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded. For example, the risks and uncertainties under the heading "Risk Factors" above may change or be modified by future filings, from time to time, as our business develops or changes and you should read those updated risk factors.

         Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Office of the Secretary, First Consulting Group, Inc., 111 W. Ocean Boulevard, 4th Floor, Long Beach, California 90802 (telephone number (562) 624-5200).

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sales of common stock by them pursuant to this prospectus. We will not receive any proceeds from these sales.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock began trading on the Nasdaq National Market under the symbol "FCGI" on February 13, 1998. The following table lists the high and low per share sale prices for our common stock as reported by the Nasdaq National Market for the periods indicated.


                                                           HIGH        LOW
                                                          ------      ------
         1998
         First Quarter                                    $20.88      $17.50
         Second Quarter                                   $29.13      $18.50
         Third Quarter                                    $29.00      $13.88
         Fourth Quarter                                   $24.13      $ 8.75

         1999
         First Quarter                                    $25.00      $10.06
         Second Quarter                                   $18.00      $ 6.75
         Third Quarter                                    $16.75      $ 9.00
         Fourth Quarter                                   $17.06      $ 7.88

         2000
         First Quarter                                    $18.88      $14.94
         Second Quarter                                   $17.00      $ 5.50
         Third Quarter                                    $ 8.28      $ 5.56
         Fourth Quarter (through December 12,2000)        $ 6.97      $ 4.06

         On December 13, 2000 the last bid price of the common stock as reported on the Nasdaq National Market was $4.13 per share. As of September 30, 2000 there were approximately 421 holders of record of our common stock. Other than dividends paid by an acquired company to its individual owner, we have never paid cash dividends on our common stock and presently intend to retain our earnings for use in our business.

                          DESCRIPTION OF CAPITAL STOCK

         The following description of our capital stock, as amended or superseded by any applicable prospectus supplement, includes a summary of certain provisions of our restated certificate of incorporation and our by-laws. This description is subject to the detailed provisions of, and is qualified by reference to, our certificate of incorporation and our by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

         Upon completion of this offering, our authorized capital stock will consist of 50,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

         COMMON STOCK

         As of September 30, 2000, there were 24,874,705 shares of Common Stock outstanding held of record by 421 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully-paid and nonassessable.

         PREFERRED STOCK

         The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock, $.001 par value, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

         DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

         The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and employees, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The Company's Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Company's Certificate of Incorporation also provides for a classified Board and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

         PREFERRED STOCK RIGHTS PLAN

         Each outstanding share of our common stock also evidences one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $0.001 per share (the "Common Shares"), of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value
$.001 per share (the "Preferred Shares"), at a price of $50.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. Each one one-hundredth of a share of Preferred Shares has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a Common Share. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated as of November 22, 1999 entered into between the Company and American Stock Transfer & Trust Company as rights agent (the "Rights Agent").

    Initially, the Rights will be evidenced by the stock certificates representing the Common Shares then outstanding, and no separate Right Certificates, as defined, will be distributed. Until the earlier to occur of
(i) the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with or without a copy of the Summary of Rights, which is included in the Rights Agreement as Exhibit C thereof (the "Summary of Rights").

         Until the Distribution Date, the Rights will be transferable with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date, whether upon transfer or new issuance of Common Shares, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on November 22, 2009 (the "Final Expiration Date"), unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below. The Purchase Price payable, and the number of Preferred Shares or other securities or other property, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above). The exercise of Rights for Preferred Shares is at all times subject to the availability of a sufficient number of authorized but unissued Preferred Shares.

         The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidation or combinations of the Common Shares occurring, in any case, prior to the Distribution Date.

         Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount of consideration received per Common Share. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend and liquidation rights, the value of one one-hundredth of a Preferred Share should approximate the value of one Common Share. The Preferred Shares would rank junior to any other series of the Company's preferred stock.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will for a 60-day period have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right (or, if such number of shares is not and cannot be authorized, the Company may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights). This right will terminate 60 days after the date on which the Rights become nonredeemable (as described below), unless there is an injunction or similar obstacle to exercise of the Rights, in which event this right will terminate 60 days after the date on which the Rights again become exercisable.

         Generally, under the Plan, an "Acquiring Person" shall not be deemed to include (i) the Company, (ii) a subsidiary of the Company, (iii) any employee benefit or compensation plan of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan In addition, except under limited circumstances, no person or entity shall become an Acquiring Person as the result of the acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person or entity to 15% or more of the Common Shares then outstanding. Further, except under certain circumstances, no person shall become an Acquiring Person due to the acquisition of Common Shares directly from the Company.

         In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

         At any time after an Acquiring Person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share, per Right (or, at the election of the Company, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of the number of one one-hundredths of a Preferred Share issuable upon the exercise of one Right, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

         At any time prior to the earliest of (i) the day of the first public announcement that a person has become an Acquiring Person or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price"). Following the expiration of the above periods, the Rights become nonredeemable. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the Rights excluding the interests of an Acquiring Person. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be amended to permit such acquisition or redeemed by the Company at $0.001 per Right prior to the earliest of (i) the time that a person or group has acquired beneficial ownership of 15% or more of the Common Shares or (ii) the final expiration date of the rights.

         TRANSFER AGENT AND REGISTRAR

         American Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Common Stock.

                              SELLING STOCKHOLDERS

         The shares, which may be resold hereunder by the selling stockholders, are shares issued by us to Doghouse Productions LLC in connection with our acquisition of all of the assets of the web development and design services business of Doghouse Productions. Subsequently, Doghouse Productions distributed the shares to its members. Those members, including their transferees, pledgees or donees or their successors, are the selling stockholders.

         The shares originally issued at the closing of the Doghouse Productions transaction were issued in a transaction exempt from the registration requirements of the Securities Act. The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of their shares of our common stock.

         The following table sets forth information, as of December 13, 2000, with respect to the selling stockholders and the shares of common stock beneficially owned by the selling stockholders that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of the shares of common stock. Because the selling stockholders may offer all or some portion of the common stock, we cannot estimate the amount of the common stock that will be held by the selling stockholders upon termination of any of these sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act. None of the selling stockholders named in the table below beneficially own one percent or more of our common stock based on 24,874,705 shares of common stock outstanding on September 30, 2000.


                                                                           COMMON STOCK
                                               COMMON STOCK OWNED            OFFERED
             NAME                            PRIOR TO THE OFFERING            HEREBY
             ----                            ---------------------         ------------
Robert M. French                                       181,116               181,116
Robert P. French                                        17,045                17,045
Deborah Sweet                                            4,443                 4,443
Steve Roberts                                           10,997                10,997
William Reid                                             4,443                 4,443
Lincoln Miller                                           2,199                 2,199
Marci Pelletier                                          1,979                 1,979
                                             ---------------------         ------------
Total                                                  222,222               222,222

                              PLAN OF DISTRIBUTION

         The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         The common stock may be sold in one or more transactions at:

         -    fixed prices,

         -    prevailing market prices at the time of sale,

         -    prices related to the prevailing market prices,

         -    varying prices determined at the time of sale, or

         -    negotiated prices.

         These sales may be effected in transactions:

         - on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,

         -    in the over-the-counter market,

         - otherwise than on such exchanges or services or in the over-the-counter market,

         - through the writing of options, whether the options are listed on an options exchange or otherwise, or

         -   through the settlement of short sales.

These transactions may include block transactions or transactions in which the same broker acts as agent on both sides of the trade.

         In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling stockholder from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the offering of shares by the selling stockholders.

         Our outstanding common stock is listed for trading on the Nasdaq National Market.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If any selling stockholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act it will be subject to the prospectus delivery requirements of the Securities Act.

         The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. Each of the selling stockholders has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and has agreed that it will not engage in any transaction in violation of such provisions.

         To our knowledge, there are currently no plans, arrangements or understandings between any of the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock by that selling stockholder.

         The selling stockholders may decide not to sell any common stock described in this prospectus. We cannot assure you that the selling stockholders will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholders may transfer, devise or gift the common stock by other means not described in this prospectus.

         With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

         -    the specific shares of common stock to be offered and sold,

         -    the names of the selling stockholders,

         - the respective purchase prices and public offering prices and other material terms of the offering,

         - the names of any participating agents, broker-dealers or underwriters, and

         - any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

         The Registration Rights Agreement provides that Doghouse Productions LLC and First Consulting will indemnify each other and their respective directors, their respective officers who signed the registration statement and their respective controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling stockholders incidental to the registration, offering and sale of the common stock to the public but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents, if any.

                                  LEGAL MATTERS

         The validity of the issuance of the common stock will be passed upon for us by Robert R. Holmen, our General Counsel.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the First Consulting Group, Inc. Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, certified public accountants incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The consolidated statement of operations, stockholders' equity and cash flows of Integrated Systems Consulting Group, Inc. for the year ended December 31, 1997 and related schedule, which are incorporated herein by reference have been audited by KPMG LLP, independent auditors, as stated in their report, which is incorporated herein by reference to the First Consulting Group, Inc. Annual Report on Form 10-K for the year ended December 31, 1999, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         HOW TO OBTAIN MORE INFORMATION

         In accordance with the Exchange Act, we file reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy and information statements and other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants (including First Consulting Group, Inc.) that file electronically with the SEC (http://www.sec.gov). Our internet site is http://www.fcgnet.net. Unless specifically stated, we do not intend the information on our website to constitute a part or to be incorporated by reference into this prospectus.

         You also may inspect reports, proxy statements and other information about First Consulting Group, Inc. at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference room or internet site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

                          FIRST CONSULTING GROUP, INC.

                                  COMMON STOCK
             (INCLUDING ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)






                                   PROSPECTUS











YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         First Consulting Group will pay all expenses incident to the offer and sale to the public of the common stock being registered, other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.


                                                             AMOUNT
                                                            --------
       Commission Registration Fee                          $    255
       *Costs of Printing                                   $  5,000
       *Legal Fees and Expenses                             $ 30,000
       *Accounting Fees and Expenses                        $ 10,000
       *Miscellaneous Expenses                              $  5,000
                                                            --------
          *Total                                            $ 50,255

*   Estimated


ITEM 15.  LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnification agreements with each of our directors and executive officers. We have obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. In addition, Our certificate of incorporation provides that, to the fullest extent permitted by Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Under current Delaware law, a directors' liability us or our stockholders may not be limited with respect to any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper distribution to stockholders and loans to directors and officers. This provision also does not effect a director's responsibilities under any other laws such as the federal securities laws or state or federal environmental laws.

         We have entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or executive officer of us or any of our affiliated enterprises. No indemnity will be provided, however, to any director or executive officer on account of conduct that is knowingly fraudulent or deliberately dishonest or constitutes willful misconduct. No indemnification will be available if such indemnification is unlawful, or in respect of any accounting of profits made from the purchase or sale of our securities in violation of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"). The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16.  INDEX TO EXHIBITS.

         See Exhibit Index.

ITEM 17.  UNDERTAKINGS

         A. The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total increase or decrease in volume of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on the 15th day of December, 2000.


                                        FIRST CONSULTING GROUP, INC.


                                        By   /s/ Luther J. Nussbaum
                                             ----------------------------------

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints LUTHER J. NUSSAUM and ROBERT R. HOLMEN, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                           TITLE                                       DATE
---------                           -----                                       ----
/s/ Luther J. Nussbaum              Chief Executive Officer                 December 15, 2000
----------------------              and Chairman of the Board
Luther J. Nussbaum


/s/ Walter J. McBride               Executive Vice President and            December 15, 2000
----------------------              Chief Financial Officer
Walter J. McBride


/s/ Steven Heck                     Director                                December 15, 2000
----------------------
Steven Heck



----------------------              Director                                December 15, 2000
Steven Lazarus


/s/ David S. Lipson                 Director                                December 15, 2000
----------------------
David S. Lipson


----------------------              Director                                December 15, 2000
Stanley R. Nelson


/s/ Stephen S. Olson                Director                                December 15, 2000
----------------------
Stephen E. Olson


----------------------              Director                                December 15, 2000
Scott S. Parker


/s/ Fatima Reep                     Director                                December 15, 2000
----------------------
Fatima Reep


/s/ Jack O. Vance                   Director                                December 15, 2000
----------------------
Jack O. Vance

                                  EXHIBIT INDEX


   EXHIBIT
   NUMBER
   -------
   +4.2       Registration Rights Agreement, dated as of May 23, 2000, by and among First Consulting Group and Doghouse Productions LLC.

    4.3*      Certificate of Incorporation.

    4.4*      Bylaws.

    4.5 Rights Agreement, dated as of November 23, 1999, by and between First Consulting Group, Inc. and American Stock Transfer & Trust
              Company as rights agent, filed as Exhibit 99.3 to First Consulting
              Group's Form 8-K, is incorporated herein by reference.

   +5.1       Opinion of Robert R. Holmen, Esq., General Counsel of First
              Consulting Group.

   +23.1      Consent of KPMG LLP, independent auditors.

   +23.2      Consent of Grant Thornton LLP, independent public accountants.

    23.3 Consent of Robert R. Holmen, Esq. (contained in his opinion filed as Exhibit 5.1 to this Registration Statement.)

    24        Power of Attorney of certain directors and officers of First
              Consulting Group (included on signature page).

----------------
+        Filed herewith.
* Document's incorporated by reference from FCG's Registration Statement on Form S-1, as amended, (File No. 333-41121), declared effective February 12, 1998.